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                                                                     Exhibit 5.1

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to the Registration Statement of Russel Metals Inc. on Form F-10 of our report dated January 30, 2004, on the consolidated financial statements of Russel Metals Inc., appearing in the Prospectus, which is part of this Registration Statement.


We consent to the use in the above-mentioned Prospectus, of our report on the consolidated balance sheet of Leroux Steel Inc. as at November 2, 2002 and the consolidated statements of loss, retained earnings and cash flows for the year then ended, dated January 17, 2003, except for Note 21 which is dated February 16, 2004.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


(signed) DELOITTE & TOUCHE LLP
Toronto, Ontario
April 15, 2004